Exhibit 99.32

858 Beatty Street Suite 501 Vancouver, B.C. Canada V6B 1C1 Phone: (604) 895-2700 www.westfraser.com

West Fraser Announces Second Quarter 2020 Results

VANCOUVER, BC, July 27, 2020 /CNW/ - West Fraser Timber Co. Ltd. (“West Fraser” or the “Company”) (TSX: WFT) today reported results for the second quarter of 2020. All dollar amounts in this news release are expressed in Canadian dollars.

Second Quarter Highlights

•	Sales of $1,276 million; up 7% on previous quarter.

•	Lumber shipments 165 MMfbm higher than the previous quarter.

•	Adjusted EBITDA increased to $184 million.

•	Available liquidity improved by $506 million to $800 million from March 31, 2020.

•	Manufacturing operations fully resumed at virtually all facilities.

•	Growth and margin improvement; investments in U.S. South beginning to show in lumber segment results.

•	Progress on Dudley, Georgia sawmill on track.

Results Compared to Previous Periods

($ millions except earnings per share (“EPS”)

	Q2-20	Q1-20	YTD-20	Q2-19	YTD-19
Sales	1,276	1,195	2,471	1,317	2,558
Adjusted EBITDA[1]	184	127	311	56	166
Operating earnings	83	13	96	(84)	(74)
Earnings	48	12	60	(58)	(63)
Basic EPS ($)	0.70	0.18	0.88	(0.85)	(0.92)
Adjusted earnings[1]	79	28	107	(17)	5
Adjusted basic EPS[1] ($)	1.13	0.42	1.55	(0.25)	0.08

1.

Throughout this new release, reference is made to Adjusted EBITDA, Adjusted earnings, Adjusted basic earnings per share, and liquidity (collectively “these Non-IFRS measures”). We believe that, in addition to earnings, these Non-IFRS measures are useful performance indicators for investors with regard to operating and financial performance. Adjusted EBITDA is also used to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions. These Non-IFRS measures are not generally accepted financial measures under IFRS and do not have standardized meanings prescribed by IFRS. Investors are cautioned that none of these Non-IFRS measures should be considered as an alternative to earnings, earnings per share (“EPS”), or cash flow, as determined in accordance with IFRS. As there is no standardized method of calculating any of these Non-IFRS measures, our method of calculating each of them may differ from the methods used by other entities and, accordingly, our use of any of these Non-IFRS measures may not be directly comparable to similarly titled measures used by other entities. Accordingly, these Non-IFRS measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. The reconciliation of the Non-IFRS measures used and presented by the Company to the most directly comparable IFRS measures is shown in the various tables of our quarterly Management’s Discussion and Analysis.

COVID-19

As a result of the various impacts of COVID-19, we made a number of adjustments to our operating schedules starting in March of 2020 and continuing into the second quarter of 2020. The impact on 2020 production was a reduction of approximately 140 MMfbm of SPF lumber, 80 MMfbm of SYP lumber, 60 MMsf of plywood, and 19,000 tonnes of NBSK pulp. As the second quarter progressed, demand for lumber and plywood proved to be more resilient than originally estimated at the start of the pandemic. The higher demand levels, coupled with low inventories in the supply channel and production curtailments, led to an increased in pricing during the quarter.

Ray Ferris, President and CEO of West Fraser stated, “The safety, health and well-being of our employees and the communities in which we operate remain our primary focus. I am proud of the efforts of all our employees to adapt and safely continue our operations, serve our customers, and preserve and enhance value through a very difficult period.”

Administrative Review (“AR”) 1 Duty Rates

On July 21, 2020, the U.S. Department of Commerce issued a new tolling memorandum, which extends the finalization of the AR1 duty rates until November 2020. The delay means we continue to remit cash deposits at a combined duty rate of 23.56% instead of at the lower AR1 rate of 9.08% that was published as preliminary on February 3, 2020. The rates that will ultimately be finalized in November 2020 may be different.

Operational Results

Our lumber segment generated operating earnings in the quarter of $66 million (Q1-20 - $19 million) and Adjusted EBITDA of $156 million (Q1-20 - $106 million). The improvement was due primarily to higher SYP prices and SPF shipment volumes, partially offset by lower SPF prices. The price variance resulted in an increase in Adjusted EBITDA of $23 million compared to the previous quarter with the balance coming from volume, cost, and productivity improvements despite the unpredictable operating conditions. The current quarter included temporary curtailments of SPF and SYP production of 170 MMfbm compared to 50 MMfbm in the previous quarter.

Our panels segment generated operating earnings in the quarter of $17 million (Q1-20 - $4 million) and Adjusted EBITDA of $20 million (Q1-20 - $8 million). Improved plywood pricing was offset by lower shipment volumes for plywood, MDF, and LVL, resulting in lower overall sales. We fully settled the WestPine insurance claim related to the 2016 fire at this MDF facility resulting in a $7 million benefit recorded in cost of products sold from business interruption insurance and an additional $7 million from proceeds on the involuntary disposal of equipment recorded in other income. These settlement amounts are in addition to insurance proceeds we received in earlier periods. The current quarter included temporary plywood curtailments of 50 MMsf compared to 10 MMsf in the previous quarter.

Our pulp & paper segment generated operating earnings in the quarter of negative $1 million (Q1-20 - nil) and Adjusted EBITDA of $10 million (Q1-20 - $11 million). Increased pulp prices were offset by lower net shipment volumes and higher fibre costs. Our Cariboo NBSK mill was temporarily shut down for four weeks during the quarter in response to low fibre availability, and we extended the shut by 12 days to complete the annual maintenance outage. This shutdown resulted in 19,000 tonnes of lower production during the quarter. Despite the downtime, NBSK production was in line with the prior quarter, reflecting improved performance at our Hinton pulp mill.

Outlook

Over the balance of the year, our operating strategy will be to manage production schedules and inventory levels to available demand. It is not possible to predict at this time what impact, if any, the ongoing COVID-19 pandemic or the resumption of industry lumber production in British Columbia may have on earnings. Replenishment of inventory in the depleted supply chain, increased levels of demand for repair and remodelling activity, involving products for treated lumber, and a recovering new housing market, have all served to increase lumber and plywood pricing through the second quarter and into the third quarter. At this time, it is not possible to estimate how long the current market conditions will endure, including if they will be negatively impacted by a resurgence of COVID-19. We are presently operating at as close to full capacity as possible to meet market demand.

Risks and Uncertainties

Given the continuing and dynamic nature of the COVID-19 pandemic, it is challenging to predict the ongoing impact on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including the resurgence of COVID-19 as restrictions are eased or lifted, new information that may emerge concerning the spread and severity of COVID-19 and actions taken to address its impact, among others. It is difficult to predict how this virus may affect our business in the future, including the effect it may have (positive or negative; long or short term) on the demand and price for our products. The spread for such viruses among our employees or those of our suppliers, service providers or customers could result in lower production and sales, higher costs, and supply and transportation constraints. It is possible that COVID-19, particularly if it has a prolonged duration, could have a material adverse effect on our production levels, costs, supply chain, market pricing, customer demand, and distribution networks. These factors may further impact our operating plans, business, financial condition, liquidity, the valuation of long-lived assets, and operating results. Our second quarter of 2020 management’s discussion & analysis includes additional risk disclosures under the title “Recent Developments - Coronavirus - Risks and Uncertainties.”

Management’s Discussion & Analysis

The Company’s second quarter 2020 management’s discussion & analysis is available on the Company’s website at www.westfraser.com and the System for Electronic Document Analysis and Retrieval at www.sedar.com under the Company’s profile.

The Company

West Fraser is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals, and energy with facilities in western Canada and the southern United States.

Forward-Looking Statements

This news release contains historical information, descriptions of current circumstances, and statements about potential future developments. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader, but their accuracy depends on a number of assumptions and is subject to various risks and uncertainties. Forward-looking statements are included under the headings “Administrative Review AR1 Duty Rates (regarding finalization of duty rates)”, “Outlook (regarding managing production and inventory levels, and future market conditions),” and “Risks and Uncertainties (regarding the impact of COVID-19).” Actual outcomes and results will depend on a number of factors that could affect the ability of the Company to execute its business plans, including those matters described in the 2019 annual MD&A under “Risks and Uncertainties” and in our second quarter 2020 MD&A under the heading “Risks and Uncertainties”, and may differ materially from those anticipated or projected. Accordingly, readers should exercise caution in relying upon forward-looking statements as we undertake no obligation to publicly update or revise any forward-looking statements, whether written or oral, to reflect subsequent events or circumstances except as required by applicable securities laws.

Conference Call

Investors are invited to listen to the quarterly conference call on Tuesday, July 28, 2020, at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) by dialing 1-888-390-0605 (toll-free North America). The call and an earnings presentation may also be accessed through West Fraser’s website at www.westfraser.com.

West Fraser Timber Co. Ltd.

Condensed Consolidated Balance Sheets

(in millions of Canadian dollars, except where indicated - unaudited)

	June 30 2020	December 31 2019
Assets
Current assets
Cash and short-term investments	$127	$16
Receivables	365	258
Income taxes receivable	30	135
Inventories (note 5)	655	729
Prepaid expenses	21	9

	1,198	1,147
Property, plant and equipment	2,178	2,140
Timber licences	483	493
Goodwill and other intangibles	789	772
Export duty deposits (note 14)	95	80
Other assets	24	26
Deferred income tax assets	10	10

	$4,777	$4,668

Liabilities
Current liabilities
Cheques issued in excess of funds on deposit	$—	$16
Operating loans (note 6)	358	374
Payables and accrued liabilities	388	396
Current portion of long-term debt (note 6)	10	10
Current portion of reforestation and decommissioning obligations	44	41

	800	837
Long-term debt (note 6)	682	650
Other liabilities (note 7)	595	454
Deferred income tax liabilities	230	253

	2,307	2,194

Shareholders’ Equity
Share capital	484	483
Accumulated other comprehensive earnings	166	132
Retained earnings	1,820	1,859

	2,470	2,474

	$4,777	$4,668

Number of Common shares and Class B Common shares outstanding at July 27, 2020 was 68,673,981.

West Fraser Timber Co. Ltd.

Condensed Consolidated Statements of Changes in Shareholders’ Equity

(in millions of Canadian dollars, except where indicated - unaudited)

	April 1 to June 30		January 1 to June 30
	2020	2019	2020	2019
Share capital
Balance - beginning of period	$484	$487	$483	$491
Issuance of Common shares	—	—	1	1
Repurchase of Common shares	—	(4)	—	(9)

Balance - end of period	$484	$483	$484	$483

Accumulated other comprehensive earnings
Balance - beginning of period	$198	$153	$132	$170
Translation gain (loss) on foreign operations	(32)	(16)	34	(33)

Balance - end of period	$166	$137	$166	$137

Retained earnings
Balance - beginning of period	$1,947	$2,135	$1,859	$2,235
Actuarial loss on post-retirement benefits	(161)	(36)	(71)	(72)
Repurchase of Common shares	—	(27)	—	(72)
Earnings for the period	48	(58)	60	(63)
Dividends	(14)	(13)	(28)	(27)

Balance - end of period	$1,820	$2,001	$1,820	$2,001

Shareholders’ Equity	$2,470	$2,621	$2,470	$2,621

West Fraser Timber Co. Ltd.

Condensed Consolidated Statements of Earnings and Comprehensive Earnings

(in millions of Canadian dollars, except where indicated - unaudited)

	April 1 to June 30		January 1 to June 30
	2020	2019	2020	2019
Sales	$1,276	$1,317	$2,471	$2,558
Costs and expenses
Cost of products sold	854	1,013	1,700	1,916
Freight and other distribution costs	184	196	352	366
Export duties (note 14)	42	51	77	83
Amortization	65	63	135	128
Selling, general and administration	54	52	108	110
Equity-based compensation	(6)	—	3	3
Restructuring and impairment charges	—	26	—	26

	1,193	1,401	2,375	2,632

Operating earnings	83	(84)	96	(74)
Finance expense	(13)	(13)	(29)	(24)
Other (note 10)	(3)	(6)	9	(11)

Earnings before tax	67	(103)	76	(109)
Tax recovery (provision) (note 11)	(19)	45	(16)	46

Earnings	$48	$(58)	$60	$(63)

Earnings per share (dollars) (note 12)
Basic	$0.70	$(0.85)	$0.88	$(0.92)
Diluted	$0.70	$(0.92)	$0.76	$(1.04)

Comprehensive earnings
Earnings	$48	$(58)	$60	$(63)

Other comprehensive earnings
Translation gain (loss) on foreign operations	(32)	(16)	34	(33)
Actuarial loss on post-retirement benefits	(161)	(36)	(71)	(72)

Comprehensive earnings	$(145)	$(110)	$23	$(168)

West Fraser Timber Co. Ltd.

Condensed Consolidated Statements of Cash Flows

(in millions of Canadian dollars, except where indicated - unaudited)

	April 1 to June 30		January 1 to June 30
Cash provided by (used in)	2020	2019	2020	2019
Operating activities
Earnings	$48	$(58)	$60	$(63)
Adjustments
Amortization	65	63	135	128
Restructuring and impairment charges	—	26	—	26
Finance expense	13	13	29	24
Exchange loss (gain) on long-term financing	3	2	(3)	3
Exchange loss (gain) on export duty deposits	3	1	(4)	3
Export duty deposits	(2)	1	(10)	(4)
Post-retirement expense	25	20	50	41
Contributions to post-retirement benefit plans	(16)	(21)	(29)	(38)
Tax provision (recovery)	19	(45)	16	(46)
Income taxes received (paid)	90	(18)	89	(95)
Reforestation and decommissioning obligations	(13)	(11)	11	6
Other	(12)	4	(7)	6
Changes in non-cash working capital
Receivables	(26)	26	(91)	(23)
Inventories	280	240	85	60
Prepaid expenses	(9)	(12)	(13)	(16)
Payables and accrued liabilities	(29)	(44)	(1)	(53)

	439	187	317	(41)

Financing activities
Proceeds from (repayment of) operating loans	(325)	(81)	(17)	185
Finance expense paid	(16)	(16)	(25)	(21)
Repurchase of Common shares	—	(31)	—	(81)
Dividends	(14)	(14)	(28)	(28)
Other	1	(1)	—	(1)

	(354)	(143)	(70)	54

Investing activities
Additions to capital assets	(60)	(82)	(119)	(190)
Government assistance	1	5	1	5
Proceeds from disposal of capital assets	—	7	6	7
Other	1	1	1	1

	(58)	(69)	(111)	(177)

Change in cash	27	(25)	136	(164)
Foreign exchange effect on cash	6	1	(9)	(3)
Cash - beginning of period	94	4	—	147

Cash - end of period	$127	$(20)	$127	$(20)

Cash consists of
Cash and short-term investments			$127	$16
Cheques issued in excess of funds on deposit			—	(36)

			$127	$(20)

West Fraser Timber Co. Ltd.

Notes to Condensed Consolidated Interim Financial Statements

(figures are in millions of dollars, except where indicated - unaudited)

1.	Nature of operations

West Fraser Timber Co. Ltd. (“West Fraser”, “we”, “us” or “our”) is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips and energy with facilities in western Canada and the southern United States. Our executive office is located at 858 Beatty Street, Suite 501, Vancouver, British Columbia. West Fraser was formed by articles of amalgamation under the Business Corporations Act (British Columbia) and is registered in British Columbia, Canada. Our Common shares are listed for trading on the Toronto Stock Exchange under the symbol WFT.

2.	Basis of presentation and statement of compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting as issued by the International Accounting Standards Board, and use the same accounting policies and methods of their application as the December 31, 2019 annual audited consolidated financial statements. These condensed consolidated interim financial statements should be read in conjunction with our 2019 annual audited consolidated financial statements.

3.	Use of estimates and judgments and Coronavirus (“COVID-19”)

The preparation of financial statements requires management to use accounting estimates and to make judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The estimates and underlying assumptions are based on historical experience and other factors, including expectations of future events that are considered to be reasonable under the circumstances.

Given the ongoing and dynamic nature of the COVID-19 outbreak, it is challenging to predict the impact on our Company. The extent of such impact will depend on future developments, which are highly uncertain, including the resurgence of COVID-19 as restrictions are eased or lifted, new information that may emerge concerning the spread and severity of COVID-19, and actions taken to address its impact, among others. It is difficult to predict how this virus may affect our business in the future, including the effect it may have (positive or negative; long or short term) on the demand and price for our products. It is possible that COVID-19, particularly if it has a prolonged duration, could have a material adverse effect on our supply chain, market pricing and customer demand, and distribution networks. These factors may further impact our operating plans, business, financial condition, liquidity, and operating results, which would, in turn, affect our estimates, including the valuation of inventories, allowance for expected credit losses, fair value measurements, the valuation of long-lived assets, and cash flow projections used for impairment testing. Actual results may materially differ from these estimates.

4.	Seasonality of operations

Our operating results are subject to seasonal fluctuations that impact quarter-to-quarter operating results. Log availability has a direct impact on our operations. We build up log inventory in Canada during the winter to sustain our lumber and plywood production during the second quarter when logging is curtailed due to wet and inaccessible land conditions. Extreme weather conditions, wildfires in Western Canada, and hurricanes in the U.S. South may periodically affect operations, including logging, manufacturing, and transportation. Consequently, interim operating results may not proportionately reflect operating results for a full year.

5. Inventories

Inventories at June 30, 2020 were subject to a valuation reserve of $13 million (March 31, 2020 - $23 million; December 31, 2019 - $39 million; June 30, 2019 - $47 million) to reflect net realizable value being lower than cost.

June 30, 2020	December 31, 2019

Manufactured products	$298	$341
Logs and other raw materials	188	226
Processing materials and supplies	169	162

	$655	$729

6. Operating loans and long-term debt

Operating loans

Our revolving lines of credit consist of an $850 million committed revolving credit facility which matures August 25, 2024, a $150 million committed revolving credit facility with a two-year term, a $34 million (US$25 million) demand line of credit dedicated to our U.S. operations, and an $8 million demand line of credit dedicated to our jointly-owned newsprint operation. On June 30, 2020, $361 million was drawn under our revolving credit facility. Deferred financing costs of $3 million related to these facilities were deducted against the operating loans for balance sheet presentation.

Interest on the facilities is payable at floating rates based on Prime, Base Rate Advances, Bankers’ Acceptances or LIBOR Advances at our option plus an applicable margin.

In addition, we have credit facilities totalling $130 million dedicated to letters of credit, of which US$15 million is dedicated to our U.S. operations. On June 30, 2020, our letter of credit facilities supported $59 million of open letters of credit.

All debt is unsecured except the $8 million joint operation demand line of credit, which is secured by that joint operation’s current assets.

Long-term debt

	June 30, 2020	December 31, 2019
US$300 million senior notes due October 2024; interest at 4.35%	$409	$390
US$200 million term loan due August 2024; floating interest rate	273	260
US$8 million note payable due October 2020; interest at 2%	10	10
Notes payable	3	3

	695	663
Less: deferred financing costs	(3)	(3)
Less: current portion related to the US$8 million note payable due October 2020	(10)	(10)

	$682	$650

The fair value of the long-term debt at June 30, 2020, was $695 million (December 31, 2019 - $677 million) based on rates available to us at the balance sheet date for long-term debt with similar terms and remaining maturities.

On March 9, 2020, we extended the duration of our interest rate swap from August 2022 to August 2024 resulting in a change to the fixed interest rate on the swap from 2.47% to 1.78% through August of 2024. We continue to receive a floating interest rate equal to 3-month LIBOR over the duration. The result is a fixed interest rate of 2.47% for the period of May 28, 2019 to February 25, 2020 and 1.78% for the period of February 25, 2020 to August 25, 2024. On April 15, 2020, we entered into additional interest rate swaps for a total notional amount of US$100 million. Under the agreements, we pay a combined fixed interest rate of 0.51% and receive a floating interest rate equal to 3-month LIBOR.

The agreements are accounted for as a derivative and the gain or loss related to changes in the fair value is included in other income. For the six months ended June 30, 2020, a $7 million loss was recorded.

7. Other liabilities

June 30, 2020	December 31, 2019

Post-retirement (note 8)	$437	$314
Long-term portion of reforestation	82	74
Long-term portion of decommissioning	36	31
Other	40	35

	$595	$454

8. Post-retirement benefits

We maintain defined benefit and defined contribution pension plans covering a majority of our employees. The defined benefit plans generally do not require employee contributions and provide a guaranteed level of pension payable for life, based either on length of service or on earnings and length of service, and in most cases do not increase after the commencement of retirement. We also provide group life insurance, medical and extended health benefits to certain employee groups.

The status of the defined benefit pension plans and other retirement benefit plans, in aggregate, is as follows:

	June 30, 2020	December 31, 2019
Projected benefit obligations	$(1,852)	$(1,693)
Fair value of plan assets	1,420	1,385

	$(432)	$(308)

Represented by
Post-retirement assets	$5	$6
Post-retirement liabilities	(437)	(314)

	$(432)	$(308)

The significant actuarial assumptions used to determine our balance sheet date post-retirement assets and liabilities are as follows:

	June 30, 2020	March 31, 2020	December 31, 2019
Discount rate	2.75%	4.00%	3.00%
Future compensation rate increase	3.50%	3.50%	3.50%

For the six months ended June 30, 2020, we recognized in other comprehensive earnings a before-tax loss of $95 million to reflect the changes in the valuation of the post-retirement benefit plans. The loss reflects the decrease in the discount rate used to calculate plan liabilities from the beginning of the year, partially offset by the return on plan assets.

The actuarial gain (loss) on post-retirement benefits, included in other comprehensive earnings, is as follows:

	April 1 to June 30		January 1 to June 30
	2020	2019	2020	2019
Actuarial loss	$(216)	$(46)	$(95)	$(95)
Tax provision	55	10	24	23

	$(161)	$(36)	$(71)	$(72)

9. Share Capital

We are authorized under our Normal Course Issuer Bid (“NCIB”), which expires on September 19, 2020, to purchase up to 3,318,823 of our Common shares. Under this bid, there were no Common shares repurchased for cancellation. During the six months ended June 30, 2019, we repurchased 1,178,400 Common shares under our previous NCIB, which expired on September 18, 2019, at an average price of $68.30 per share for a cost of approximately $81 million.

10. Other

	April 1 to June 30		January 1 to June 30
	2020	2019	2020	2019
Exchange gain (loss) on working capital	$(1)	$(2)	$5	$(5)
Exchange gain (loss) on intercompany financing[1]	(31)	(16)	35	(31)
Exchange gain (loss) on long-term debt	28	14	(32)	28

Exchange gain (loss) on export duty deposits receivable	(3)	(1)	4	(3)
Insurance gain on involuntary disposal of equipment[2]	7	—	7	—
Loss on interest rate swap contracts (note 6)	(2)	(2)	(7)	(3)
Other	(1)	1	(3)	3

	$(3)	$(6)	$9	$(11)

1.

Relates to US$590 million (2019 - US$550 million) of financing provided to our U.S. operations. IAS 21 requires that the exchange gain or loss be recognized through earnings as the financing is not considered part of our permanent investment in our U.S. subsidiaries. The balance sheet amounts and related financing expense are eliminated in these consolidated financial statements.

2.	Represents insurance proceeds related to the settlement of WestPine’s 2016 involuntary disposal of equipment.

Insurance claim settlement

During this quarter, we settled the insurance claim related to the fire that occurred at our WestPine MDF plant in March 2016. The impact of the settlement on pre-tax earnings is as follows:

June 30, 2020
Business interruption[1]	$7
Insurance gain on involuntary disposal of equipment[2]	7

$14

1.	Recognized in cost of products sold for the panels segment.
2.	Recognized in other income for the panels segment.

11. Tax provision

The tax provision differs from the amount that would have resulted from applying the British Columbia statutory income tax rate to earnings before tax as follows:

	April 1 to June 30		January 1 to June 30
	2020	2019	2020	2019
Income tax recovery (expense) at statutory rate of 27%	$(18)	$28	$(20)	$30
Non-taxable amounts	(4)	1	2	1
Rate differentials between jurisdictions and on specified activities	3	(1)	2	(2)
Decrease in Alberta provincial tax rate[1]	—	17	—	17

	$(19)	$45	$(16)	$46

1.	Represents the re-measurement of deferred income tax assets and liabilities for the 2019 Alberta tax rate change from 12% to 8% over the next four years.

12. Earnings per share

Basic earnings per share is calculated based on earnings available to Common shareholders, as set out below, using the weighted average number of Common shares and Class B Common shares outstanding.

Diluted earnings per share is calculated based on earnings available to Common shareholders adjusted to remove the actual share option expense (recovery) charged to earnings and after deducting a notional charge for share option expense assuming the use of the equity-settled method, as set out below. The diluted weighted average number of shares is calculated using the treasury stock method. When earnings available to Common shareholders for diluted earnings per share are greater than earnings available to Common shareholders for basic earnings per share, the calculation is anti-dilutive, and diluted earnings per share are deemed to be the same as basic earnings per share.

	April 1 to June 30		January 1 to June 30
	2020	2019	2020	2019
Earnings
Basic	$48	$(58)	$60	$(63)
Share option expense (recovery)	12	(5)	(6)	(6)
Equity-settled share option adjustment	—	—	(2)	(3)

Diluted	$60	$(63)	$52	$(72)

Weighted average number of shares (thousands)
Basic	68,670	68,779	68,667	69,106
Share options	77	314	94	350
Diluted	68,747	69,093	68,761	69,456

Earnings per share (dollars)
Basic	$0.70	$(0.85)	$0.88	$(0.92)
Diluted	$0.70	$(0.92)	$0.76	$(1.04)

13. Segmented information

The table below provides a reconciliation of our Non-IFRS measure Adjusted EBITDA. This measurement is used by management to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions, including those relating to operating earnings.

	Lumber	Panels	Pulp & Paper	Corporate & Other	Total
April 1, 2020 to June 30, 2020
Sales
To external customers	$939	$118	$219	$—	$1,276
To other segments	37	3	—	(40)	—

	$976	$121	$219	$(40)	$1,276

Cost of products sold	(655)	(82)	(157)	40	(854)
Freight and other distribution costs	(130)	(12)	(42)	—	(184)
Selling, general and administration	(35)	(7)	(10)	(2)	(54)

Adjusted EBITDA	$156	$20	$10	$(2)	$184
Export duties	(42)	—	—	—	(42)
Equity-based compensation	—	—	—	6	6
Amortization	(48)	(3)	(11)	(3)	(65)

Operating earnings	$66	$17	$(1)	$1	$83
Finance expense	(10)	(1)	(2)	—	(13)
Other	(5)	7	(2)	(3)	(3)

Earnings before tax	$51	$23	$(5)	$(2)	$67

April 1, 2019 to June 30, 2019
Sales
To external customers	$919	$156	$242	$—	$1,317
To other segments	33	3	—	(36)	—

	$952	$159	$242	$(36)	$1,317

Cost of products sold	(740)	(126)	(183)	36	(1,013)
Freight and other distribution costs	(138)	(17)	(41)	—	(196)
Selling, general and administration	(35)	(6)	(11)	—	(52)

Adjusted EBITDA	$39	$10	$7	$—	$56
Export duties	(51)	—	—	—	(51)
Equity-based compensation	—	—	—	—	—
Amortization	(48)	(3)	(11)	(1)	(63)
Restructuring and impairment charges	(26)	—	—	—	(26)

Operating earnings	$(86)	$7	$(4)	$(1)	$(84)
Finance expense	(9)	(2)	(2)	—	(13)
Other	(3)	—	—	(3)	(6)
Earnings before tax	$(98)	$5	$(6)	$(4)	$(103)

	Lumber	Panels	Pulp & Paper	Corporate & Other	Total
January 1, 2020 to June 30, 2020
Sales
To external customers	$1,775	$256	$440	$—	$2,471
To other segments	65	5	—	(70)	—

	$1,840	$261	$440	$(70)	$2,471

Cost of products sold	(1,264)	(192)	(314)	70	(1,700)
Freight and other distribution costs	(240)	(27)	(85)	—	(352)
Selling, general and administration	(74)	(14)	(20)	—	(108)

Adjusted EBITDA	$262	$28	$21	$—	$311
Export duties	(77)	—	—	—	(77)
Equity - based compensation	—	—	—	(3)	(3)
Amortization	(100)	(7)	(22)	(6)	(135)

Operating earnings	$85	$21	$(1)	$(9)	$96
Finance expense	(23)	(2)	(4)	—	(29)
Other	11	7	2	(11)	9

Earnings before tax	$73	$26	$(3)	$(20)	$76

January 1, 2019 to June 30, 2019
Sales
To external customers	$1,740	$308	$510	$—	$2,558
To other segments	69	6	—	(75)	—

	$1,809	$314	$510	$(75)	$2,558

Cost of products sold	(1,361)	(243)	(387)	75	(1,916)
Freight and other distribution costs	(249)	(32)	(85)	—	(366)
Selling, general and administration	(76)	(14)	(20)	—	(110)

Adjusted EBITDA	$123	$25	$18	$—	$166
Export duties	(83)	—	—	—	(83)
Equity-based compensation	—	—	—	(3)	(3)
Amortization	(98)	(7)	(21)	(2)	(128)
Restructuring and impairment charges	(26)	—	—	—	(26)

Operating earnings	$(84)	$18	$(3)	$(5)	$(74)
Finance expense	(16)	(3)	(5)	—	(24)
Other	(6)	—	—	(5)	(11)

Earnings before tax	$(106)	$15	$(8)	$(10)	$(109)

The geographic distribution of external sales is as follows1:

	April 1 to June 30		January 1 to June 30
	2020	2019	2020	2019
Canada	$217	$270	$454	$531
United States	787	785	1,537	1,486
China	187	173	327	342
Other Asia	79	78	138	176
Other	6	11	15	23

	$1,276	$1,317	$2,471	$2,558

1.	Sales distribution is based on the location of product delivery.

14. Countervailing (“CVD”) and antidumping (“ADD”) duty dispute

On November 25, 2016, a coalition of U.S. lumber producers petitioned the U.S. Department of Commerce (“USDOC”) and the U.S. International Trade Commission (“USITC”) to investigate alleged subsidies to Canadian softwood lumber producers and levy countervailing and antidumping duties against Canadian softwood lumber imports. We were chosen by the USDOC as a “mandatory respondent” to both the countervailing and antidumping investigations and, as a result, have received unique company-specific rates.

Developments in CVD and ADD rates

On April 24, 2017, the USDOC issued its preliminary determination in the CVD investigation, and on June 26, 2017, the USDOC issued its preliminary determination in the ADD investigation. On December 4, 2017, the duty rates were revised. On February 3, 2020, the USDOC reassessed these rates based on its first Administrative Review (“AR”) as noted in the tables below.

The CVD and ADD rates apply retroactively for each Period of Investigation (“POI”). We record CVD as export duty expense at the cash deposit rate until an AR finalizes a new applicable rate for each POI. We record ADD as export duty expense by estimating the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust when an AR finalizes a new applicable rate for each POI. The difference between the cash deposits and export duty expense is recorded on our balance sheet as export duty deposits receivable.

On February 3, 2020, the USDOC released the preliminary results from AR1, as shown in the table below. On July 21, 2020, the USDOC issued a new tolling memorandum which extends the finalization of the AR1 duty rates until November 2020. The duty rates are subject to an appeal process, and we will record an adjustment once the rates are finalized. If the AR1 rates were to be confirmed, it would result in a U.S. dollar adjustment of $93 million for the POI covered by AR1. In the event that these rates are finalized, our combined cash deposit rate would be revised to 9.08%. The following table reconciles our AR1 cash deposits to what they would have been if we deposited at the combined rate of 9.08%.

	AR1 Cash Deposits[1]	AR1 Liability at 9.08%	AR1 Excess Deposits
US$ millions	US$	US$	US$
CVD	176	78	98
ADD	68	20	48

Total	244	98	146

Recognized as export duty deposits receivable			(53)

Estimated export duty deposit receivable to be recognized			93

1.	Cash deposit rates changed during AR1, see footnotes under the CVD and ADD tables below.

On January 1, 2020, we entered AR3 for POI January 1 to December 31, 2020. For the six months ended June 30, 2020, we expensed ADD at the West Fraser Estimated Rate of 2.27% and CVD at the Cash Deposit Rate of 17.99%. The ADD Cash Deposit Rate remained at 5.57% for the quarter.

Effective dates for CVD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)
AR1 POI
April 28, 2017 - August 24, 2017[1]	24.12%	17.99%	7.07%
August 25, 2017 - December 27, 2017[1]	—	—	—
December 28, 2017 - December 31, 2017	17.99%	17.99%	7.07%
January 1, 2018 - December 31, 2018	17.99%	17.99%	7.51%
AR2 POI
January 1, 2019 - December 31, 2019	17.99%	17.99%	n/a [4]
AR3 POI
January 1, 2020 - June 30, 2020	17.99%	17.99%	n/a [5]

1.

On April 24, 2017, the USDOC issued its preliminary rate in the CVD investigation. The requirement that we make cash deposits for CVD was suspended on August 24, 2017 until the Revised Rate was published by the USITC.

2.	On December 4, 2017, the USDOC Revised our CVD Rate effective December 28, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary CVD Rate for the AR1 POI.
4.	The CVD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.	The CVD rate for the AR3 POI will be adjusted when AR3 is complete and the USDOC finalizes the rate, which is not expected until 2022.

Effective dates for ADD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)	West Fraser Estimated Rate
AR1 POI
June 30, 2017 - December 3, 2017[1]	6.76%	5.57%	1.57%	1.46%[6]
December 4, 2017 - December 31, 2017	5.57%	5.57%	1.57%	1.46%[6]
January 1, 2018 - December 31, 2018	5.57%	5.57%	1.57%	1.46%
AR2 POI
January 1, 2019 - December 31, 2019	5.57%	5.57%	n/a [4]	4.65%
AR3 POI
January 1, 2020 - June 30, 2020	5.57%	5.57%	n/a [5]	2.27%

1.	On June 26, 2017, the USDOC issued its preliminary rate in the ADD investigation effective June 30, 2017.
2.	On December 4, 2017, the USDOC Revised our ADD Rate effective December 4, 2017.
3.	On February 3, 2020, the USDOC issued its Preliminary ADD Rate for the AR1 POI.
4.	The ADD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.	The ADD rate for the AR3 POI will be adjusted when AR3 is complete and the USDOC finalizes the rate, which is not expected until 2022.
6.

In fiscal 2017, our Estimated ADD was recorded at a rate of 0.9%. AR1 covers both the 2017 and 2018 periods. In 2018 we recorded ADD such that the cumulative rate for the periods covered by AR1 would be 1.46%.

Duty expense and cash deposits

	April 1 to June 30		January 1 to June 30
Export duties incurred in the period	2020	2019	2020	2019
Countervailing duties	$34	$39	$66	$67
Antidumping duties	10	11	21	20

Total	$44	$50	$87	$87

	April 1 to June 30		January 1 to June 30
Recognized in the financial statements as	2020	2019	2020	2019
Export duties recognized as expense in consolidated statements of earnings	$42	$51	$77	$83
Export duties recognized as export duty deposits receivable in consolidated balance sheets	2	(1)	10	4

Total	$44	$50	$87	$87

We have recorded long-term duty deposits receivable related to CVD for the excess of deposits made at the Cash Deposit Rate of 24.12% compared to the December 4, 2017, Revised Rate of 17.99%, and to ADD for the difference between the 5.57% Cash Deposit Rate and our West Fraser Estimated Rate. The details are as follows:

	January 1 to June 30	January 1 to December 31
Export duty deposits receivable	2020	2019
Beginning balance	$80	$75
Export duties recognized as long-term duty deposits receivable in consolidated balance sheets	10	5
Interest recognized on the long-term duty deposits receivable	1	4
Exchange on the long-term duty deposits	4	(4)

Ending balance	$95	$80

As at June 30, 2020, export duties paid and payable on deposit with the USDOC are US$323 million for CVD and US$113 million for ADD for a total of US$436 million.

AR2 and AR3

AR2 covers the POI from January 1, 2019 through December 31, 2019. The USDOC commenced AR2 during the second quarter of 2020. AR3 covers the POI from January 1, 2020 through December 31, 2020 and is expected to commence in 2021. The results of AR2 are not expected to be finalized until 2021 and AR3 until 2022. Notwithstanding the deposit rates assigned under the investigations, our final liability for the assessment of CVD and ADD will not be determined until each annual administrative review process is complete and related appeal processes are concluded.

Appeals

We, together with other Canadian forest product companies and the Canadian federal and provincial governments (the “Canadian Interests”), categorically deny the allegations by the coalition of U.S. lumber producers and disagree with the countervailing and antidumping determinations by the USDOC and the USITC. The Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute and have appealed the decisions to North America Free Trade Agreement (“NAFTA”) panels and the World Trade Organization (“WTO”).

On May 22, 2020, the NAFTA Panel issued its final decision on “Injury.” The Panel rejected the Canadian parties’ arguments and upheld the USITC’s remand determination in its entirety. Notwithstanding this decision regarding “Injury,” the Canadian parties still have pending WTO and NAFTA challenges to the USDOC’s underlying CVD and ADD determinations that have yet to be resolved. We remain confident that those proceedings will yield favorable results as they have done in the past and that the duties will be ruled to be unwarranted.

SOURCE West Fraser Timber Co. Ltd.

View original content: http://www.newswire.ca/en/releases/archive/July2020/27/c2243.html

%SEDAR: 00002660E

For further information: Chris Virostek, Vice-President, Finance and Chief Financial Officer, (604) 895-2700, www.westfraser.com

CO: West Fraser Timber Co. Ltd.

CNW 17:01e 27-JUL-20